Exhibit 10.25
AMENDMENT NO. 1 TO THE EMPLOYMENT AND NONCOMPETITION AGREEMENT
     THIS AMENDMENT to the Employment and Noncompetition Agreement is made effective this 23rd day of December, 2008, by and between TechTeam Global, Inc. (the “Company”), and Gary J. Cotshott (the “Executive”).
          WHEREAS, the Company and the Executive entered into an Employment and Noncompetition Agreement effective as of February 11, 2008 (the “Agreement”); and
          WHEREAS, the parties desire to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
          NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:
1.	Effective on the date hereof, the Agreement is amended as follows:
          a. The last sentence of Section 3(f) is amended to read as follows:
Further, the Company shall provide the Executive with reasonable executive outplacement services for a period of up to twelve (12) months beginning on the Executive’s Termination Date through a recognized outplacement provider that is agreed to by the Company and the Executive.
          b. A new Section 3(h) is added to the Agreement to read as follows:
(h) Additional Payment Terms. Notwithstanding the foregoing provisions of this Section 3, the severance payment, target bonus and the $20,000 payment for Executive’s healthcare that is payable as a result of Executive’s termination (the “Payments”) shall be paid to the Executive only upon his “separation from service” within the meaning of Section 409A of the Code (in a lump sum within fourteen (14) days in accordance with the foregoing provisions); provided that if the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of Executive’s Separation from Service) (a “Specified Employee”), then such Payments shall instead be paid to the Executive, with interest on such Payments at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest Payment”), on the first business day after the date that is six months following the Executive’s “separation from service” (a “Delayed Payment”) within the meaning of Section 409A of the Code (the “Delayed Payment Date”).
If the Payments are required to be delayed for the six-month period as described herein, then the Company (or its successor) shall, no later than the Executive’s Termination Date, transfer to an irrevocable rabbi trust (to the extent not prohibited by Code Section 409A) established in the name and for the benefit of the Executive an undiscounted amount in cash, which will be sufficient to pay the full amount of the Delayed Payment and related Interest Payment.
2.	In all other respects, the Agreement shall remain in full force and effect.
3.	This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.
          IN WITNESS WHEREOF, the parties have executed this Amendment on the date and year first above written.

TechTeam Global, Inc.
By:	/s/ Michael Sosin
Title: Corporate Vice President, General Counsel

/s/ Gary J. Cotshott
Gary J. Cotshott

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